Exhibit 107

Filing Fee Table

           F-1

(Form Type)

BULLISH

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Fee		Proposed	Proposed
			Calculation		Maximum	Maximum
		Security	or Carry		Offering	Aggregate		Amount of
	Security	Class	Forward	Amount	Price Per	Offering		Registration
	Type	Title	Rule	Registered	Unit	Price(1)	Fee Rate	Fee
Fees to Be Paid	Equity	Ordinary shares, with a nominal value of $0.001 per share US$0.001 per share(2)	Rule 457(o)	—	—	$100,000,000	0.00015310	$15,310.00

	Total Offering Amounts					$100,000,000		$15,310.00
	Total Fees Previously Paid							$—
	Total Fee Offset							$—
	Net Fee Due							$15,310.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes Ordinary Shares which may be issued upon exercise of a 30-day option granted to the underwriters to cover over-allotments, if any.